                                                                  EXECUTION COPY

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE


      This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this "Settlement Agreement"), dated as of May 12, 2003, is by and between ENRON NORTH AMERICA CORP., a Delaware corporation ("Enron"), and LILLIAN VERNON CORPORATION, a Delaware corporation ("Counterparty"). Enron and Counterparty may be referred to hereinafter collectively as the "Parties" or individually as a "Party."

                                    RECITALS

      A. Enron and Counterparty entered into certain agreements listed on Schedule A attached hereto (collectively, whether one or more, the "Contracts").

      B. As credit support for the Contracts, Enron Corp. issued the Guaranty Agreement listed on Schedule A, which Guaranty Agreement is hereinafter referred to as the "Guaranty."

      C. On December 2, 2001, Enron filed a voluntary petition for relief (the "Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

      D. On the date(s) set forth on Schedule A, Enron terminated the Contracts in accordance with the terms of the Contracts.

      E. On May 30, 2002, the Bankruptcy Court entered an order approving procedures for the settlement of terminated safe-harbor agreements and expedited procedures for the approval by the Bankruptcy Court of such settlements (the "Settlement Protocol").

      F. Enron and Counterparty now desire to amicably settle (pursuant to the Settlement Protocol) all matters between them relating to the Contracts and, to the extent not already otherwise revoked, to revoke the Guaranty on the terms hereof and to release each other from all claims, obligations and liabilities thereunder.

      NOW,THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                     PAYMENT

      Section 1.1. Settlement Payment

      (a) As consideration for the release and settlement of all Claims (as defined in Section 2.2(b) below) and the Parties' agreement to settle all matters related to the Contracts, Counterparty shall pay to Enron the total sum of THREE MILLION DOLLARS ($3,000,000.00) (the "Settlement Payment").

      (b) Payment of the Settlement Payment shall be made on the second Business Day after the Bankruptcy Court Order Date (as defined in Section 4.1 below). Payment of the Settlement Payment shall be (i) made without setoff, recoupment, counterclaim or reduction of any kind and (ii) made by wire transfer in immediately available United States funds to the following account designated by
Enron:



                                CITIBANK N.A.
                                NEW YORK
                                ENRON CORP. - EIM CASH SERVICE ACCOUNT
                                BANK ID: 021000089
                                ACCOUNT: 4080-7482

For purposes of this Settlement Agreement, the term "Business Day" shall mean any day other than Saturday or Sunday or any other day on which banks in New York City, New York, are permitted or required to close.


      Section 1.2. Interest Rate. Interest shall accrue on any overdue portion of the Settlement Payment from the date such portion was due to be paid by Counterparty until the date of receipt thereof by Enron at a rate equal to the lesser of (a) a rate per annum equal to the "Prime Rate" published in The Wall Street Journal from time to time, and which is defined as "the base rate on corporate loans at large money center commercial banks," plus two percent (2%), or (b) the maximum non-usurious rate under Applicable Law (as defined in Section 2.2(e) below).

                                   ARTICLE II

                           MUTUAL WAIVER AND RELEASE

      Section 2.1. Payment Date. For purposes of this Settlement Agreement, the Settlement Payment shall be deemed to have been paid to Enron on the earliest date upon which all of the following requirements have been satisfied (the "Payment Date"): (a) Counterparty has received a Federal Reserve reference number conforming that the amount of $3,000,000 had been wired to Enron,
(b) there has been no breach of the provisions of Section 5.3 by Counterparty, and (c) Counterparty has either (i) returned to Enron the original Guaranty or
(ii) provided Enron with an executed certificate in the form attached hereto as Schedule B.

      Section 2.2. Mutual Release. As of the Bankruptcy Court Order Date (in the case of Counterparty) and as of the Payment Date (in the case of Enron):

      (a) Enron, for itself, its successors and assigns, hereby waives, releases and forever discharges Counterparty and its Affiliates and each of their past, present and future officers, directors, partners, members, employees, agents, and servants from any and all claims, obligations, demands, actions, causes of action and liabilities, of whatsoever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other Applicable Law (as defined in Section 2.2(e) below), whether known or unknown, and whether anticipated or unanticipated, of or to Enron, which Enron and its successors and assigns ever had, now have or may ever have, arising from any event, transaction, matter, circumstance or fact including, but not limited to, the Investigative Matters (as defined in Section 3.4 below) in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the Contracts (such claims, obligations, demands, actions, causes of action and liabilities referred to herein collectively as "Enron Claims"); provided, however, that Enron does not hereby waive, release or discharge Counterparty from any of its obligations under this Settlement Agreement, including, without limitation, Counterparty's obligation to pay the Settlement Payment.

          (b) Counterparty, for itself, its successors and assigns, hereby waives, releases and forever discharges Enron and its Affiliates and each of their past, present and future officers, directors, partners, members, employees, agents, and servants from any and all claims, obligations, demands, actions, causes of action and liabilities, of whatsoever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other Applicable Law, whether known or unknown, and whether anticipated or unanticipated, of or to Counterparty, which Counterparty and its successors and assigns ever had, now have or may ever have, arising from any event, transaction, matter, circumstance or fact (including, but not limited to, the Investigative Matters) in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the Contracts (including, without limitation, the Guaranty) (such claims, obligations, demands, actions, causes of action and liabilities referred to herein collectively as "Counterparty Claims" and, together with the Enron Claims, as "Claims"); provided, however, that Counterparty does not hereby waive, release or discharge Enron from any of its obligations under this Settlement Agreement.

          (c) The consequences of the foregoing waiver provisions have been explained by each of the Parties' respective counsel. Each of the Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to the Claims, and agree that this Settlement Agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

          (d) To the extent Applicable Law would not otherwise recognize the provisions of subsections (a) and (b) of this Section 2.2 as constituting a full and final release applying to all unknown and unanticipated Claims, as well as those now known or disclosed, the Parties hereby expressly waive all rights or benefits which either one or both of them may have now or in the future under any such Applicable Law. The Parties acknowledge that they have separately bargained for the foregoing mutual releases and such mutual releases constitute a key element of this Settlement Agreement.

          (e) For purposes of this Settlement Agreement, the following terms shall have the following meanings:

          (i) "Affiliates" shall mean a Person directly or indirectly controlled by, controlling or under common control with the other Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      (ii) "Applicable Law" shall mean any statute, law, rule or regulation or any judgment, order, consent order, stipulated agreement, ordinance, writ, injunction or decree of any Governmental Entity.

      (iii) "Governmental Entity" shall mean any domestic court or tribunal in any domestic jurisdiction or any federal, state, municipal or local government or other governmental body, agency, authority, district, department, commission, board, bureau, or other instrumentality, arbitrator or arbitral body (domestic or foreign), including any joint action agency, public power authority, public utility district, or other similar political subdivision.

      (iv) "Person" shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

      Section 2.3. Limitation of Mutual Release. The Parties hereby acknowledge and agree that the provisions of Section 2.2 above and the releases provided for therein shall be solely applicable to the Contracts and the Investigative Matters. The provisions of Section 2.2 above shall not be interpreted as or otherwise intended to be a release of any rights, remedies or obligations either one or both of the Parties may have against the other Party and/or any Affiliates of the other Party arising out of, related to or in connection with any contracts, agreements or other arrangements, other than those rights, remedies, or obligations set forth in the Contracts and as encompassed by the Investigative Matters.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF COUNTERPARTY

      Section 3.1. Due Organization, Standing and Authority. Counterparty is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its formation. Counterparty has all necessary power and authority to execute, deliver and perform its obligations under this Settlement Agreement as contemplated by its formation agreements, by-laws, or other charter, organizational or governing documents (collectively, the "Governing Documents").

      Section 3.2. Authorization and Validity of Agreement. The execution, delivery and performance of this Settlement Agreement (a) are within Counterparty`s powers, (b) have been duly authorized by all necessary action on its behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of
(i) its Governing Documents, (ii) any Applicable Law, or (iii) any contracts to which it is a party (except with respect to (c)(ii) and (iii) for such violations that would not be reasonably expected to have a material adverse affect on Counterparty's ability to consummate the transactions contemplated by this Settlement Agreement).

      Section 3.3. Enforceability. This Settlement Agreement has been duly executed and delivered on behalf of Counterparty constitutes a legal, valid and binding obligation of Counterparty enforceable against it in accordance with its terms and the terms of the Bankruptcy Court Order, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and

(b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

      Section 3.4. Acknowledgment of Counterparty.

      (a) Counterparty acknowledges that: (i) Enron and/or certain of its Affiliates are currently subject to pending investigations by Governmental Entities, including, without limitation, investigations by the Federal Energy Regulatory Commission ("FERC"), the United States House of Representatives and United States Senate (collectively, "Congress") and the State of California, in relation to Enron`s and or its Affiliates' conduct in connection with the wholesale electric power and gas markets, and could be subject to further investigations and proceedings by the same or other Governmental Entities; (ii) there are pending and may be future investigations or proceedings by Governmental Entities relating to the wholesale electric power or gas markets (all such pending and future investigations and proceedings described in (i) and (ii) collectively, the "Investigations"); (iii) the course of the Investigations and the results thereof cannot be predicted; (iv) the knowledge of Enron and/or certain of its Affiliates or their current or past employees regarding the facts and circumstances relevant to such Investigations is incomplete and additional facts and circumstances may be discovered and disclosed as a result of such Investigations; and (v) in connection with such Investigations, certain Governmental Entities have the authority, among other things, to award damages, grant restitution, or order refunds, rebates, past or future rate reductions or adjustments, charges, fees, assessments, lost profits, adders, surcharges or penalties with respect to any Contract or Counterparty. The foregoing matters, including the Investigations, shall be collectively referred to in this Settlement Agreement as the "Investigative Matters."

      (b) Counterparty further acknowledges that: (i) it has relied on its own independent investigation, and has not relied on any information or representations furnished by Enron or any representative or agent thereof with respect to the Contracts or in determining whether or not to enter into this Settlement Agreement; (ii) it has conducted its own due diligence, including a review of the Contracts and Applicable Law in connection therewith, as well as undertaken the opportunity to review information, ask questions and receive satisfactory answers concerning the Contracts, the Investigative Matters and the terms and conditions of this Settlement Agreement; and (iii) it possesses the knowledge, experience and sophistication to allow it to fully evaluate and accept the merits and risks of entering into the transactions contemplated by this Settlement Agreement.

                                   ARTICLE IV

                BANKRUPTCY COURT ORDER; TERMINATION OF CONTRACT

      Section 4.1. Bankruptcy Court Order. This Settlement Agreement shall be binding on Enron and Counterparty as of the date set forth in the introductory paragraph of this Settlement Agreement, subject to the entry of a Bankruptcy Court Order (as defined below); provided, however, that Section 4.2, Section
5.10 and Section 5.15 shall be binding and in full force and effect upon both Parties as of the date set forth in the introductory paragraph of this Settlement Agreement. For purposes of this Settlement Agreement, the term (a) "Bankruptcy Court Order" shall mean, as applicable, (i) the entry by the Bankruptcy Court, after notice and a hearing, of an order approving this Settlement Agreement or (ii) the Notice of Proposed Settlement of Terminated Safe-Harbor Contract Pursuant to Sections 3.0 and 4.2 of the Settlement Protocol

(the "Notice") as to this Settlement Agreement filed with the Bankruptcy Court, provided that no objections are filed in accordance with the terms of the Notice, and (b) "Bankruptcy Court Order Date" shall mean, as applicable, (i) the date upon which the Bankruptcy Court Order is entered by the Bankruptcy Court and any applicable appeal period has lapsed or (ii) the date established in the Notice upon which this Settlement Agreement becomes effective and any applicable appeal period has lapsed.

      Section 4.2. Covenants/No Bankruptcy Court Order. Enron shall use commercially reasonable efforts to obtain the entry of the Bankruptcy Court Order, and Counterparty shall use commercially reasonable efforts to cooperate with and support Enron's efforts to obtain entry of the Bankruptcy Court Order in all respects and shall take no actions inconsistent therewith. In the event no Bankruptcy Court Order is granted or otherwise approved by the Bankruptcy Court for approval of this Settlement Agreement, this Settlement Agreement shall be deemed to be null and void and neither Party shall have any obligations to the other Party arising out of this Settlement Agreement, save and except for the obligations and/or provisions set forth in Sections 5.4, 5.9 and 5.15 hereof, which provisions are intended to survive the expiration or earlier termination of this Settlement Agreement.

      Section 4.3. Effect of Payment Date. The Parties hereby agree that on the Payment Date, automatically and immediately without further action by either Party, the Contracts (inclusive of the Guaranty) shall be deemed irrevocably and unconditionally null, void and unenforceable, and the Parties shall have no further obligation whatsoever under such Contracts. Notwithstanding anything in this Settlement Agreement to the contrary, Enron shall have all rights and remedies provided by Applicable Law to enforce Counterparty's obligations under this Settlement Agreement, including without limitation, Counterparty's obligation to pay the Settlement Payment.

                                    ARTICLE V
                                 MISCELLANEOUS

      Section 5.1. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given:
(i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) when mailed by certified mail, return receipt requested, postage prepaid; or (iv) when sent by overnight courier; in each case, to the following addresses, or to such other addresses as a Party may from time to time specify by notice to the other Party given pursuant hereto.

      If to Enron, to:

                  Enron North America Corp.
                  1400 Smith Street
                  Houston, TX 77002
                  Attention: Craig Hiddleston
                  Telecopier No.: (713) 646-3059

      With a copy to:

                  Enron North America Corp.
                  1400 Smith Street
                  Houston,TX 77002
                  Attention: Legal Department
                  Telecopier No.: (713) 646-3490

      If to Counterparty, to

                  Lillian Vernon Corporation
                  One Theall Rd.
                  Rye, NY 10580
                  Attention: Chief Financial Officer
                  Telecopier No.: (914) 925-1572

      With a copy to:

                  Salon Marrow Dyckman & Newman, LLP
                  685 Third Avenue
                  New York, NY 10017
                  Attention: Joel Salon, Esq.
                  Telecopier No.: (212) 661-3339

      Section 5.2. Intended Beneficiaries. To the extent that this Settlement Agreement inures to the benefit of Persons not signatories hereto as set forth in Article II, they shall be deemed to be intended beneficiaries and this Settlement Agreement is hereby declared to be made in and for their respective benefits and uses. Counterparty acknowledges that Enron Corp. is a third party beneficiary to this Settlement Agreement.

      Section 5.3. Covenant Not to Take Action in Breach of Representations and Warranties. Each Party agrees not to take any actions from and including the date of execution of this Settlement Agreement up to and including the payment of the Settlement Payment that will result, whether directly or indirectly, in the breach of its representations, warranties, agreements, covenants or obligations contained in this Settlement Agreement.

      Section 5.4. Governing Law/Jurisdiction. THIS SETTLEMENT AGREEMENT AND
THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE BANKRUPTCY COURT SHALL HAVE THE EXCLUSIVE JURISDICTION OVER THIS SETTLEMENT AGREEMENT AND THAT ANY CLAIMS ARISING OUT OF OR RELATED IN ANY MANNER TO THIS SETTLEMENT AGREEMENT SHALL BE PROPERLY BROUGHT ONLY BEFORE THE BANKRUPTCY COURT. IF AND TO THE EXTENT THAT THE BANKRUPTCY CASE IS CLOSED OR DISMISSED, THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT

LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION OVER THIS SETTLEMENT AGREEMENT AND ANY SUCH CLAIMS.

      Section 5.5. Entire Agreement. This Settlement Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

      Section 5.6. Severability. In case any provision of this Settlement Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Settlement Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by Applicable Law.


      Section 5.7. Survival of Representations. All representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other Party, and shall survive the Payment Date.

      Section 5.8. Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

      Section 5.9. No Admission of Liability. This Settlement Agreement is not an admission of any liability but is a compromise and the settlement and this Settlement Agreement shall not be treated as an admission of liability. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Settlement Agreement, or the matters covered hereby and thereby, shall be governed and protected in accordance with the Federal Rule of Evidence 408 and New York Civil Practice Law and Rules Section 4547 to the fullest extent permitted by law.

      Section 5.10. No Assignment of Claims. Each Party represents and warrants that it is the only Person who, to its knowledge, has any interest in any Claims released hereby and that none of such Claims, nor any part thereof, have been assigned, granted or transferred in any way to any Person.

      Section 5.11. Interpretation. This Settlement Agreement has been jointly drafted by the Parties at arm's-length and each Party has had ample opportunity to consult with independent legal counsel. No provision or ambiguity in this Settlement Agreement shall be resolved against any Party solely by virtue of its participation in the drafting of this Settlement Agreement.

      Section 5.12. Attorney's Fees. Each Party shall be responsible for the payment of (a) its own costs and expenses (including reasonable attorneys' fees), and (b) all of its costs and expenses (including reasonable attorneys'
fees) in connection with the matters referred to in this Settlement Agreement. Nevertheless, in any action or proceeding to enforce this Settlement Agreement, the prevailing Party shall be entitled to payment of its reasonable costs and expenses (including reasonable attorneys' fees).

      Section 5.13. Captions. The captions of this Settlement Agreement are for convenience only and are not a part of this Settlement Agreement and do not in any way limit or amplify the terms and provisions of this Settlement Agreement and shall have no effect on its interpretation.

      Section 5.14. Counterparts. This Settlement Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.

      Section 5.15. Confidentiality. Each Party agrees that it shall hold in strict confidence and shall not disclose to any third party any Confidential Information (as defined below) of the other Party for the period of three (3) years after the date hereof; provided, however, that nothing herein shall prevent (a) either Party from disclosing relevant confidential information in papers filed with the Bankruptcy Court or during any hearing before the Bankruptcy Court, (b) either Party from disclosing Confidential Information to the officers, directors, employees, representatives, lenders, counsel and other professionals (including potential lenders and investors and their counsel) of such Party and of its Affiliates (collectively, "Representatives") who need to know such information for purposes of conducting their ordinary course of business, or (c) Enron from disclosing Confidential Information it may be requested to provide to members of any creditors' committee established in the Bankruptcy Case or to any legal or financial advisor of any such creditors' committee, but in each case under this subsection (c) only to the extent necessary to evaluate and/or obtain requisite approvals of this Settlement Agreement. Each of the Representatives to whom Confidential Information is disclosed shall be informed of the confidential nature of such information. In the event that either Party is requested by subpoena, civil investigative demand, or interrogatories to disclose any Confidential Information, such Party will provide the other Party with prompt notice of such request, demand or interrogatories so that the other Party may seek an appropriate protective order at its cost. The Parties agrees that because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Section, any such breach would cause the non-disclosing Party irreparable harm and therefore the non-disclosing Party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. As used in this Section, "Confidential Information" shall mean information delivered by one Party to the other Party hereto that should reasonably have been understood by the recipient, because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary or confidential to such disclosing Party. Confidential Information shall not include information to the extent, but only to the extent, disclosure thereof (or the terms and conditions thereof) is required by Applicable Law (including the Bankruptcy Code or pursuant to any order of the Bankruptcy Court), or information which (v) is or becomes generally available to the public other than as a result of disclosure by the recipient; (w) was within the recipient's possession prior to its being furnished by or on behalf of the other Party to this Agreement, provided that the source of such information was not known by the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information; (x) becomes available to the recipient on a non-confidential basis from a source other than the disclosing Party or any of its representatives, provided that such source is not known by the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information; (y) was independently developed by the recipient without reference to the Confidential Information, provided such independent development can reasonably be demonstrated by the recipient; or (z) is identified by the disclosing Party as no longer proprietary or confidential. The obligations of the Parties under this Section shall survive the termination or expiration of this Settlement Agreement for the period specified herein.

      Section 5.16. Taxes. Counterparty acknowledges and agrees that notwithstanding anything in Section 2.2 of this Settlement Agreement to the contrary or the termination of the Contracts pursuant to this Settlement Agreement, Counterparty shall remain obligated and responsible for paying, and/or reimbursing to the appropriate Enron Parties, all "Taxes" (as that term is defined for purposes of the Contracts) that Counterparty is responsible for paying under the Contracts.

      Section 5.17. Proofs Of Claims. To the extent that the Counterparty has filed any proofs of claims related to the Contracts in the Bankruptcy Court, Counterparty agrees that it will withdraw such proofs of claims within ten (10) Business Days of the Bankruptcy Court Order Date.

      IN WITNESS WHEREOF, the Parties have signed this Settlement Agreement in multiple counterparts.

                                                    ENRON NORTH AMERICA CORP.


                                                    By: /s/ Craig Hiddleston
                                                        ------------------------
                                                         Name: Craig Hiddleston
                                                         Title: Vice President
                                                    Date:     May 12,2003
                                                         -----------------------

                                                    LILLIAN VERNON CORPORATION



                                                    By: /s/ Lillian Vernon
                                                        ------------------------
                                                         Name:
                                                         Title:
                                                    Date:    4/29/03
                                                         -----------------------

                                   SCHEDULE A
                                       TO
                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

                           DESCRIPTION OF CONTRACT(S)

--ISDA Master Agreement between Enron North America Corp. (f/k/a Enron Capital & Trade Resources Corp.) ("Enron") and Lillian Vernon Corporation
("Counterparty"), dated as of December 15, 1998, including all schedules, exhibits, and annexes thereto, and including all confirmations and transactions thereunder (the "Agreement"), all of which were terminated pursuant to correspondence from Enron dated March 26, 2002, and including all invoices rendered with respect to the Agreement prior to such termination.

                            DESCRIPTION OF GUARANTY

--Guaranty by Enron Corp. in favor of Counterparty, dated as of December
15,1998.



                                ***END OF PAGE***

                                   SCHEDULE B
                                       TO
                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

                  Certificate Relating to Enron Corp. Guaranty

      The undersigned,----------[name]----------- ,--------- [title]
-------------of Lillian Vernon Corporation, a ----------- corporation (the "Company"), hereby certifies as follows:

      After a thorough search of our corporate records by persons with relevant knowledge of this matter relating to the ISDA Master Agreement (the "Agreement") between Enron North America Corp. f/k/a Enron Capital & Trade Resources Corp. ("Enron") and the Company, dated as of December 15, 1998, the original Guaranty (the "Guaranty") provided by Enron Corp. in favor of the Company, dated as of December 15, 1998, related to Enron's obligations under the Agreement, could not be located. The Company agrees that the Guaranty shall be rendered null and void on the Payment Date, as defined in the Settlement Agreement and Mutual Release between Enron and the Company.

                               ------------------
                                [name]
                                [title]


      IN WITNESS WHEREOF,I have signed this certificate this----- day of---------- ,2003.


                               ------------------
                                [name of witness]